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                                                                    Exhibit 10.9

                                SHAREHOLDERS AGREEMENT
                                ----------------------

    AGREEMENT made the _____ day of August, 1996, by and among Export Business
& Services, Inc. ("EBS") having an office at 15450 S.W. Boones Ferry Rd., Lake Oswego, Oregon, 97035, and Micel Corp. ("Micel") having an office at 445 Central Avenue, Lawrence, New York 11559 (said corporations being referred to as "Shareholder") and Milink Corporation, a Florida corporation, having offices in Miami, Florida (hereinafter called the "Corporation").

                                 W I T N E S S E T H:
                                 - - - - - - - - - -

    WHEREAS, the Shareholders are the owners of all of issued and outstanding shares of the capital stock of the Corporation, and

    WHEREAS, the Corporation intends to manufacture, and market wireless telephone terminals and other related products which may be mutually agreed upon by the Shareholders; and

    WHEREAS, the parties wish to make certain agreements relating to and affecting the Corporation and their respective rights, interests and obligations in and to the Corporation and the capital stock of the Corporation;

    NOW, THEREFORE, in consideration of the promises and the covenants herein contained, it is mutually agreed as follows:

    1.   RESTRICTIONS ON TRANSFER OF SHARES.

         Each of the Shareholders agrees that it will not transfer, sell, assign, pledge, lien or otherwise in any manner dispose of or encumber or permit to be disposed of or encumbered any of the Shares of the capital stock of the Corporation owned by such Shareholders except as provided for in this agreement.

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    2.   OPTION TO PURCHASE STOCK.

         (a) In the event any of the Shareholders wishes to sell or dispose of any or all of its shares in the Corporation, then the shares of stock owned by such Shareholder shall be deemed offered to the Corporation and the remaining Shareholder or Shareholders on the date of receipt of written Notice of such intention as provided in Paragraph 9 of this agreement.

         (b) The Corporation shall within thirty (30) days after an offer is made pursuant to the provisions of subdivision (a) of this Paragraph advise the offering Shareholder and the remaining Shareholders of its acceptance of all or any part of the offer.

         (c) To the extent the Corporation does not accept such offer, the remaining Shareholders shall have a period of fifteen (15) days following the expiration of the initial period thirty (30) day period to accept such offer pro rata according to their share holdings. A Shareholder electing to purchase all of the shares offered to him may include in his acceptance an agreement to purchase such additional shares (with or without limitation) not agreed to be purchased by the other Shareholders to whom such offer is made, and the Shareholders so electing shall purchase the shares not to agreed to be purchased by the other Shareholders, pro rata to the extent possible to their respective share holdings.

         (d) To the extent that a Shareholder or Shareholder cannot dispose of its shares as provided in this Paragraph, such Shareholder or Shareholders shall retain its remaining shares until such time as they may be disposed of pursuant to this Paragraph.


    3.   TERMINATION OF EMPLOYMENT

    (a) In the event of the termination of employment with the Corporation of any Shareholder (with respect to any Shareholder who is not a natural person, "termination of

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employment" for purposes of this Agreement shall mean the termination of employment of any person or persons designated by the Shareholder to be employed as part of Shareholder's responsibilities to the corporation as set forth in this agreement), for whatever reason other than death or disability of such Shareholder after the Corporation shall have repaid in full the loan to Micel and obtained profitability, then the shares of stock owned by such Shareholder shall be deemed offered to the Corporation and the remaining Shareholders on the date of termination of employment at the book value of such shares.

    (b) In the event of death or disability of both David P. Boon and Pedro A. Barros after the loan from Micel to the Corporation shall have been repaid in full and after the Corporation shall be profitable, then EBS shall have the option for a period of six months from date of death of the latter to die of Mr. Boon or Mr Barros to offer the shares for sale upon receipt of a bona fide third party written offer. Micel shall have the right of first refusal to purchase the shares owned by EBS upon the same terms and at the same price set forth in the bonafide third party offer. Such acceptance shall be made by a written acceptance within 30 days of receipt by Micel of a copy of the third party offer. In the event that no such offer shall be received by Micel within such six month period set forth above then the shares owned by EBS shall be offered to Micel in accordance with the terms of subsection (a) of this Paragraph 3.
    (c) The Corporation shall within thirty (30) days after an offer is made pursuant to the provisions of subdivision (a) of this Paragraph 3 advise the offering Shareholder and the remaining Shareholders of its acceptance of all or any part of the offer. To the extent the Corporation does not accept such offer, the remaining Shareholders shall have a period of fifteen (15) days following the expiration of the initial period thirty (30) day period to accept such offer pro rata according to their share holdings. A Shareholder electing to purchase all of the shares offered to him may include in his acceptance an agreement to purchase such additional shares (with or without limitation) not agreed to be purchased by the other Shareholders to whom such offer is made, and the Shareholders so electing shall purchase the shares not to agreed to be purchased by the other Shareholders, pro rata to the extent possible to their respective share holdings. In the event that the offer is not accepted, the Corporation shall be dissolved.


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    4.   EMPLOYMENT AND SALARIES.

         (a) During the term of this Agreement each Shareholder (with respect to any Shareholder who is not a natural person, "employment" for purposes of this Agreement shall mean the employment of any person or persons designated by the Shareholder to be employed as part of the Shareholder's responsibilities to the Corporation as set forth in this Agreement), shall be employed as an officer of the Corporation as set forth below. Each such Shareholder may appoint a person to substitute for the officer or director that was previously appointed by such Shareholder.

              (i) The Chairman and Secretary of the Corporation will be Barry Septimus, or otherwise, as designated by Micel.

              (ii) The president of the Corporation will be David P. Boon, or otherwise, as designated by EBS.

              (iii) The Vice President shall be Pedro A. Barros, or otherwise, as designated by EBS.

         (b) EBS, through David P. Boon and Pedro A. Barros shall be responsible for sales, marketing, management and administration of the Corporation. Micel, through Tuvia Barrak will be responsible for marketing and sales for the Corporation.

         (c) Each of the employees and shareholders shall devote appropriate time and attention to the business and affairs of the Corporation as may be required to ensure the success of the Corporation and shall not be engaged in any other business directly competitive with that of the Corporation, whether directly or indirectly, but nothing herein contained shall prevent the Shareholders from investing their funds in such entitles as they may deem advisable, provided that such investment does not require the rendition of personal services.


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              (i)    David P.  Boon and Pedro A.  Barros will serve upon the
Advisory Board of Micel, if asked at compensation to be agreed upon.

         (d) Each Shareholder shall have the right to elect two persons to serve on the Board of Directors of the Corporation.

         (e) The Board of Directors of the Corporation will elect the officers of the Corporation in accordance with the persons designated by the Shareholders.

         (f) The Corporation, during its startup, will pay no salaries to employees. The Corporation will pay to employees commissions equal to 1.5% of sales.

         (g) Commissions on sales payable to employees may be paid either directly to the individual employees or to the Shareholders.

         (h) Employees of the Corporation will be provided with a monthly expense allowance of $500 which may be applied to cover all expense items of $100 or less incurred by such employees within the scope of their employment. All single expense items for amounts greater than $100, incurred by employees within the scope of their employment, will be paid to such employee upon submission of receipts for such expenses to the Corporation for reimbursement.


    5.   PROFITS AND EXPENSES OF THE CORPORATION

         (a)  Micel will provide to the Corporation a working capital loan to
the Corporation in the amount of $150,000.   The working capital loan shall bear
interest at 12% per annum, payable annually. The loan will become due after 12 months or when otherwise mutually agreed upon by the Shareholders.


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         (b)  At a time and terms to be mutually agreed upon among the
Shareholders and the Corporation, the working capital loan may be converted into nonvoting preferred stock of the Corporation.

         (c) The working capital loan shall be used during the startup of the Corporation to purchase inventory, pay expenses, cover operating startup and overhead costs. Substantial remuneration to the participants should be based upon and paid from the sales revenues of the Corporation.

         (d)  Checks for the Corporation or any wires up to $5,000 may be
executed  by an Officer designated by either Shareholder.   Checks for the
Corporation for amounts over $5,000 shall require two signatures and must be signed by an Officer designated by each Shareholder.

         (e) Net profits of the Corporation shall be divided equally among the Shareholders.


    6.   TRANSFER OF EBS BUSINESS TO CORPORATION

         (a) All business currently transacted by EBS except in the area of non-wireless communications will be transferred to the Corporation. All sales by EBS in the area of wireless communications shall be done through the Corporation.


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    7.   LEGEND ON STOCK CERTIFICATES

    All certificates for shares of stock of the Corporation subject hereto shall be endorsed as follows:

    "The shares of stock represented by this certificate are subject to, controlled by, and are transferable only on compliance with an agreement dated as of the ______ day of _____, 1996, among Export & Business Services, Inc., Micel Corp. and Milink, Inc., a copy which is on file in the office of the Corporation."

    After the endorsement, the certificates shall be returned to the respective Shareholders who shall, subject to the terms of this Agreement, be entitled to exercise all rights of ownership of said shares of stock.


    8.   NOTICES

         All offers, acceptances, notices or other communications required to be given hereunder shall be given in writing and shall be deemed given when delivered in person or mailed by registered or certified mail, return receipt requested, to the parties hereto at the respective addresses hereinabove set forth or to such addressed as any of the parties hereto may designate in writing by notice given hereunder as his or its address for the receipt of such communications.

    9.   FURTHER ACTIONS.

         The parties hereto for themselves, their legal representatives, successors and assigns, agrees to do all things and execute all instruments necessary to effectuate the terms of this Agreement.


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    10.  ARBITRATION.

         Any controversy or claim arising under, out of, or in connection with this Agreement or any breach or claimed breach thereof, shall be settled by arbitration in The City of New York, New York, before a panel of three arbitrators, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon any award rendered may be entered in any court having jurisdiction thereof.


    11.  FORMER AGREEMENTS

         This Agreement supersedes, as of the date hereof, each and every shareholders agreement and stock purchase agreement entered into between the Corporation and the individual parties hereto.


    12.  SUBSCRIPTION TO PURCHASE STOCK.

         (a) EBS and Micel each agree to purchase at the date hereof, and the Corporation agrees to sell and issue to EBS and Micel at the date hereof one share each of Common Stock of the Corporation at a purchase price of $500 per share.

         (b) Each share of Common Stock of the Corporation shall represent ownership of 50% of the Corporation and each share of Common Stock of the Corporation shall carry with it a single vote.

         (c) The Corporation agrees to use the proceeds from the sale of the Common Stock to purchase inventory, pay expenses, and to cover operating startup and overhead costs.


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         IN WITNESS WHEREOF, The parties hereto have hereunto executed this
Agreement the day and year first above written.

                                       EXPORT BUSINESS & SERVICES, INC.
                                       -------------------------------------
ATTEST:
/s/ Pedro A. Barros                         By: /s/ David Boon
-------------------                            -------------------------
Pedro A. Barros, Sec                        David Boon, President




                                       MICEL CORPORATION
                                       -------------------------------------
ATTEST:
                                       By: /s/ Benjamin Sporn
                                          ------------------------------
                                            Benjamin Sporn, Chairman


                                       MILINK CORPORATION
                                       -------------------------------------

                                       By: /s/ David Boon
                                          ------------------------------
                                            David Boon, President


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